For Immediate Release

Press Contact: Carie Kelly, VP Marketing
Phone: (978) 834-8583
Email: ckelly@bankprov.com

THE PROVIDENT BANK ANNOUNCES A REBRAND TO BANKPROV

IN SUPPORT OF A GROWING NATIONWIDE PRESENCE

July 14, 2020,  Amesbury,  MA – The Provident Bank is proud to announce that it is rebranding to “BankProv” in support of a growing nationwide presence. The new look and feel reflects the Bank’s commitment to embracing innovation and leveraging technology to deliver a better banking experience for all. Staying true to its roots however, the Bank will still retain their historic name for legal purposes.

As the 10th oldest bank in the country, BankProv has been serving its local communities for nearly 200 years. The search for a new brand began in early 2019 when the Bank was realizing significant market confusion when competing in niche markets on a national scale. The new BankProv brand was designed to showcase the Bank’s entrepreneurial spirit and technological prowess to create the future of banking.

Additionally, BankProv offered a natural distinction from the numerous other institutions donning a similar  “Provident” moniker throughout the country, without completely distancing itself from the name that gave the Bank its staunch history. Extensive research revealed that the word “provident,” defined as “making or indicating timely preparation for the future,” still reigned true for the organization. Similarly, it was important to keep the word “bank” front and center,  for the strength, reliability and security that it brings. The BankProv color scheme was chosen carefully over the course of months to subtly broadcast the Bank’s strength and sophistication (black) and its new beginnings (white). Magenta was chosen as a  “pop” of color because it represents power and energy (red) and inward reflection (violet).

“I am really excited to see our rebranding initiative come to fruition,” said Dave Mansfield, CEO. “The green, oval-shaped Provident Bank logo served us well for more than 20 years and was a well-recognized symbol in our communties. Now that we have grown into a $1B commercial bank serving clients both across the nation and worldwide, the timing is right to showcase our growth and transformation by updating our brand. The rebranding process was a collaborative effort, thoughtfully and sometimes painstakingly cultivated by our

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THE PROVIDENT BANK ANNOUNCES REBRAND TO BANKPROV                                                  2

employees, clients and stakeholders. BankProv is a fusion of our deep banking roots combined with future thinking, so that we may provide an exceptional banking experience for our clients,” he said.

Along with the new logo and color scheme, the Bank has unveiled a new website, online banking theme and mobile app. For more information, visit bankprov.com.

About The Provident Bank
The Provident Bank, which also operates under the name BankProv, is a subsidiary of Provident Bancorp, Inc. (NASDAQ: PVBC). The Provident Bank is an innovative, commercial bank that finds solutions for our business and private clients. We are committed to strengthening the economic development of the regions we serve, by working closely with businesses and private clients and delivering superior products and high-touch services to meet their banking needs.  The Provident Bank has offices in Massachusetts and New Hampshire. All deposits are insured in full through a combination of insurance provided by the Federal Deposit Insurance Corporation (FDIC) and the Depositors Insurance Fund (DIF).